Exhibit 10.1

                             EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into between Accelera Innovations, Inc. (hereinafter “Accelera” or “the Company”), and Daniel Freeman (hereinafter “Executive” or “Employee”).

RECITALS

Whereas, Accelera wishes to employ Executive under the terms and conditions set forth in this Agreement, and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, Accelera and Executive agree as follows:

SECTION 1

EMPLOYMENT AND TERMS OF AGREEMENT

1.1           Employment and Term - Accelera hereby employs Executive and Executive hereby accepts employment as Chief Financial Officer (“CFO”) on the terms and conditions set forth in this Agreement. Executive’s employment will commence on October 6, 2014, for an initial term of one year, ending on the first anniversary of the effective date of initial employment; provided, however, that the period of Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year terms unless Executive or Accelera provide the other party with written notice that such period shall not be so extended at least ninety days in advance of expiration of the current term of employment.

1.2           Duties and Responsibilities –As the CFO, you will report to the Chairman of the Board.   Position will be responsible for all financial functions of the company to include but not limited to, accounting, tax, insurance, investor relations, SEC reporting, investment and treasury. Current Comptroller and AP/AR Supervisor will report to the CFO as well. The position will require you to travel to other locations as necessary to fulfill your responsibilities. You shall also serve as a member of the Board during your term of employment.

1.3           Exclusivity –                                During the term of his employment, Executive shall serve Accelera faithfully and to the best of his ability and shall devote his full business and professional time, energy, and diligence to the performance of the duties of the position of CFO.  Notwithstanding, Accelera agrees that Executive may serve as a member of the Board of Directors for for-profit or nonprofit entities, and may conduct his own business enterprises, provided that Executive does not directly or indirectly engage in any business competitive to Accelera’s, and that such conduct does not interfere with Executive’s ability to fully perform his duties as CFO.

SECTION 2

COMPENSATION

2.1           Salary – Accelera shall pay Executive an annual base salary of $200,000, beginning on the date of Executive’s employment. As agreed, you will begin receiving your paid salary at the time Accelera receives its initial financing of One Million dollars ($1,000,000) and shall be paid in accordance with the usual payroll practices of Accelera.

2.2           Cash and Incentive Bonus – In addition to the base salary payable pursuant to Section 2.1, for each calendar year during Executive’s employment, you shall be eligible to receive an annual cash bonus. The Board of Directors will implement a bonus structure based on goals, objectives and performance, furthermore, will take into consideration the contribution you have made prior to the financing, and, to the extent reasonably practicable, such bonus structure and performance standard will be shared in advance of the calendar year of performance.

2.3           Equity Compensation  – The senior management of the Company will recommend that the Board of Directors grant you One Million, (1,000,000), shares of the Company’s Common Stock under the terms of the Company’s Stock Option Plan at the exercise price of .0001 per share.  Two Hundred Thirty Three Thousand Three Hundred and Thirty Three (233,333) shares shall be vested upon the date of commencement of employment, and the ownership in the remaining shares shall vest over the course of the following Forty-Six (46) months earned monthly, after the commencement of employment so long as you remain an employee of the Company.  Additional stock may be granted in the future at the discretion of the Board of Directors. Accelera is in no way guaranteeing the performance of its stock.  The value of the stock is driven by the performance of the company and how it is perceived in the marketplace.

Notwithstanding the foregoing, in the event of a closing of a Change of Control (as defined in Section 3 below) transaction, the entirety of the options referenced in the above paragraph, as well as any other option-based equity compensation you have received but is unvested, shall immediately vest and become fully exercisable.

Please note that at present the Company’s shares are not listed on any stock exchange, publicly traded or qualified for sale to the public.  Any issuance, offer or sale of the Company’s shares (including shares issuable upon exercise of your option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

2.4           Benefits and Vacation – You will be eligible to receive benefits based on the CFO Benefits package that the company is in the process of developing.  Benefits being developed will take into account medical and dental insurance needs.  The Benefits package is currently being developed by the Board of Directors.  Once finalized, the Benefits package will be presented and immediately implemented. Employee shall have no restriction on vacation days which can be used at the discretion of Employee, however, Employee shall be responsible to complete his responsibilities in a timely manner and should Employee not fulfill his responsibilities in a timely manner then he may be required to follow the Vacation policy for other Executives of Accelera Innovations, Inc.

2.5           Expenses and Reimbursement – Accelera agrees to cover expenses expected to be incurred, or reimburse expenses already incurred, by Executive, which are necessary and reasonably related to performance of Executive’s duties as CFO, so long as properly substantiated.

SECTION 3

TERMINATION OF EMPLOYMENT

3.1           Termination - Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Executive’s employment may be terminated as follows:

A.           By mutual written agreement of the parties.

B.           Upon Executive’s death.

C.           Upon Executive’s inability to perform the essential functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the Accelera Board of Directors, and such inability continues for a period of ninety (90) calendar days or as may otherwise be required by applicable law.  Nothing in this Section 3.1(C) shall limit the right of either Party to terminate Executive’s employment under one of the other sections of this Section 3.1.

D.           Upon thirty (30) calendar days’ written notice to the other Party.  In the event that Accelera desires to terminate Executive’s employment under this Section 3.1(D) with less than thirty (30) calendar days’ notice, Accelera will pay Executive an amount equal to his regular base salary and cost of benefits (but not incentive bonus) for such period in lieu of giving all or a portion of the notice provided in this Section.

E.           Upon the insolvency or bankruptcy of Accelera.

F.           In the event of a Change of Control, as set forth in Section 3.4, provided that the severance provisions of Section 3.4 of this Agreement are met.

G.           Accelera shall have the right to terminate Executive’s employment immediately for “Cause.”  For purposes of this Agreement, “Cause” is defined as the following:

i.           Habitual neglect of, or the willful or material failure to perform the duties of employment hereunder, as determined in good faith by the Board of Directors of Accelera and/or its designee;

ii.           Embezzlement or any act of fraud;

iii.           Commission of acts that can be charged as a felony, whether or not committed during the term hereof or in the course of employment hereunder;

iv.           Dishonesty in dealing between Executive and Accelera or between Executive and other employees of Accelera;

v.           Use of or dependence on any controlled substance without a prescription, or any illegal or narcotic drug; or use of alcohol in a manner, regardless of time or place, which either adversely affects Executive’s job performance or otherwise reflects negatively on Accelera or Executive;

vi.           Habitual absenteeism; or

vii.           Willfully acting in a manner materially adverse to the best interests of Accelera.

3.2           Return of Property - At such time that Executive’s employment with Accelera ends (the “Termination Date”) or at such earlier time as Accelera may notify Executive, Executive will immediately cease doing business upon Accelera’s premises and will immediately deliver to Accelera all of its property and all property to be held by Accelera in his possession or control, including, but not limited to, all work in progress, data, equipment, originals and copies of documents and software, customer and supplier information and lists, financial information, and all other materials.  In addition, if Executive has used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA’s, cell phones, Smart Phones, iphones, ipads, etc.) to receive, store, review, prepare or transmit any Accelera information, including but not limited to Confidential Information (as defined below), Executive agrees to provide Accelera with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such information from those systems.  Executive also agrees to certify, within ten (10) days after the Termination Date, in writing to Accelera that he has complied with his obligation to return Accelera property.

3.3           Payment Upon Termination - If Executive’s employment with Accelera (i) is terminated other than by the Company for Cause as defined in Section 3.1(G) or upon Executive’s death or disability as provided in Sections 3.1(B) and (C), or (ii) upon Executive’s resignation for Good Reason, as defined below, Executive will be paid an amount equal to six (6) months of his then-current base annual salary,  (hereinafter referred to as the “Termination Severance Payment”); provided, however, that Executive shall be entitled to the Termination Severance Payment set forth in this Section 3.3 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by Accelera, which will include, but not be limited to, a comprehensive release of claims against Accelera and its directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker’s compensation claims.  As used in this Agreement, “Good Reason” means a good faith determination by Executive that any one or more of the following events have occurred; provided, however, that such event shall not constitute “Good Reason” if Executive has expressly consented to such event in writing or if Executive fails to provide written notice of his decision to terminate within sixty (60) calendar days of the occurrence of such event:

A.           A change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from any of such positions, which has the effect of diminishing Executive’s responsibility or authority;

B.           A material reduction by Accelera in Executive’s total compensation from that provided to him under this Agreement;

C.           A requirement imposed by Accelera on Executive that is likely to require Executive’s relocation; or

D.           The existence of physical working conditions or requirements that a reasonable person in Executive’s position would find to be intolerable; provided, however, that Accelera has received written notice of such “intolerable” conditions and Accelera has failed within thirty (30) calendar days after receipt of such notice to cure or otherwise appropriately address such “intolerable” conditions.

Termination for “Good Reason” shall not include Executive’s termination as a result of death, disability, retirement or a termination for any reason other than the events specified in clauses (A) through (D) in this Section 3.3.

3.4           Payment Upon Termination for Change in Control - If there is a Change in Control, as defined below, and Executive’s employment is terminated upon consummation of such Change in Control or within one (1) year thereafter, Executive will be paid an amount equal to one year of his then-current base annual salary plus the pro-rated value of any incentive compensation earned through the date of such termination pursuant to Section 2.2 above and the automatic acceleration of any vesting requirements of the equity grants asset forth in Section 2.3 above (hereinafter referred to as the “CIC Severance Payment”); provided, however, that Executive shall be entitled to the CIC Severance Payment set forth in this Section 3.4 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by Accelera, which will include, but not be limited to, a comprehensive release of claims against Accelera and its directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker’s compensation claims.  A “Change in Control” shall mean the happening of any of the following events:

(i)

(i)
Within any period of 24 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 8(b), that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(ii)
The consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company, by any corporation controlled by the Company, or by such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction, and (3) individuals who were members of the Board immediately prior to the approval by the stockholders of the Corporation of such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iii)
The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than to a corporation pursuant to a transaction which would comply with clauses (1), (2) and (3) of subsection (iii) of this Section 8(b), assuming for this purpose that such transaction were a Corporate Transaction.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Accelera.  To the extent required, the determination of whether a Change of Control has occurred shall be made in accordance with Internal Revenue Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

3.5           Timing of Cash Payments Pursuant to Section 3.3 or 3.4 - Any cash payments pursuant to Section 3.3 or 3.4 will be paid to Executive, in a lump sum upon cessation of employment, beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in Section 3.3 or 3.4 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and Accelera determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment.  In addition, all payments made to Executive pursuant to Section 3.3 or 3.4 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to Accelera by Executive for any amounts advanced, loaned or misappropriated.  Such offset shall be made in the manner permitted by and shall be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

3.6           No Other Payments - Except as provided in Sections 3.3 and 3.4, including but not limited to if Executive is terminated with Cause or voluntarily terminates his employment at any time without Good Reason, Executive will not be entitled to any compensation or benefits other than that which was due to him as of the date of termination, regardless of any claim by Executive for compensation, salary, bonus, severance benefits or other payments.

3.7           Board Resignation -  If at the time of any termination of Executive’s service to Accelera, Executive is a member of Accelera’s Board of Directors, Executive agrees to immediately submit his resignation from Accelera’s Board of Directors effective upon such termination of service unless otherwise determined by Accelera’s Board of Directors in its sole discretion.

SECTION 4

CONFIDENTIALITY AND RESTRICTIVE COVENANTS

4.1           Employee Confidential Information, Non-Circumvention and Non-Solicitation –To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that Executive agrees to sign the Company’s standard “Employee Confidentiality, Non-Circumvention and Non-Solicitation” form.  A copy of this agreement is enclosed for your review.  Accelera understands that Executive may have signed similar agreements with prior employers, and wishes to impress upon Executive that the Company does not want to receive the confidential or proprietary information of others, and will support Executive in respecting your lawful obligations to prior employers.

SECTION 5

MISCELLANEOUS PROVISIONS

5.1           Authorization to Work  – Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States.  If you have any questions about this requirement, which applies to U.S. citizens and non U.S. citizens alike, please contact our Human Resources Department.

5.2           Waivers - The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

5.3           Severability - In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, Accelera and Executive agree that that part should modified by the court to make it enforceable to the maximum extent possible.  If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

5.4           IRS Code Section 409A -  Notwithstanding any other provision of this Agreement to the contrary, the Parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A.  The Parties agree that this Agreement will be amended to the extent necessary to comply with Code Section 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder.  Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and a Party determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment, but only to the extent such delay is required for compliance with Code Section 409A.

5.5           IRS Code Section 280G - Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Executive and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 5(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 6.13 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 6.13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code.  The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.13.

5.6           Indemnification, Duty to Defend and/or Prosecute Actions – Accelera shall indemnify and hold harmless Executive for all losses, damages, liabilities, payments, and expenses in connection with any and all suits or proceedings at law or in equity or investigations (each, an “Action”) arising out of or in connection with Executive’s service at Accelera or by reason of Executive’s status as an officer or director of Accelera, whether or not the claim is asserted during Executive’s period of employment. If an Action is brought, Accelera may assume the defense of the Action (and in such event Executive may participate in the defense of such action with counsel of his own choosing at his own expense).

5.7           Counterparts – This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted signed copies of this Agreement shall be deemed to be original signed versions of this Agreement.

5.8           Complete Offer and Agreement – This letter contains the complete understanding and agreement regarding the terms of Executive’s employment by the Company.  All of these terms are based on the financing of the company.  This means that if you choose to start employment prior to Accelera receiving its financing, you understand that you are accepting all terms agreed upon on an accrual basis retroactive to your start date.   If for any reason the Company financing is not obtained as expected, both parties may have the option to terminate this contract with thirty (30) days notice.  Accelera will honor all salary obligations, stock earned, and any approved business expenses incurred during the time of employment.  There are no other, different or prior agreements or understandings on this or related subjects.  Changes to the terms of your employment, other than as stated above regarding Company financing, can be made only in writing signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.

5.8           Notices – All notices given or made pursuant to this Agreement shall be in writing and deemed effectively given upon personal delivery, or five calendar days after notice of delivery by certified or registered mail at the following addresses: If to Accelera, Accelera Innovations, Inc., 20511 Abbey Drive, Frankfort, Illinois 60423; if to Executive, Daniel Freeman, 1031 Pennsylvania Avenue North, Golden Valley, Minnesota 55427.

THE PARTIES HAVE EXECUTED THIS EMPLOYMENT AGREEMENT IN THE MANNER APPROPRIATE TO EACH AS OF THE DATES SET FORTH BELOW.

 /s/Daniel Freeman                                                  October 6, 2014
Daniel Freeman                                                                           Date

ACCELERA INNOVATIONS, INC

By: /s/Geoff Thompson                                            October 6, 2014
Geoff Thompson                                                                           Date

Its:  Chairman of the Board